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                                                                EXHIBIT 2.3

                                  [LETTERHEAD]



June 7, 1996


International Airline Support Group, Inc.
8095 N.W. 64th Street
Miami, FL 33166
Attn: Alexius A. Dyer

Gentlemen/Ladies:

This letter supersedes our February 28, 1996 Proposal Letter to you. It being acknowledged and agreed, however, that you have paid us $50,000 as a deposit towards our due diligence costs and expenses, all of which has been used to reimburse us for such costs and expenses. The $25,000 deposit referred to in paragraph 3 below is an additional deposit which you agree to remit to us.

We are pleased to inform you that we have obtained an approval from our credit committee to offer International Airline Support Group, Inc. ("IASG") a revolving line of credit in the maximum amount of $1,1,000,000, and term loan in the maximum amount of $3,000,000. The purpose of the financing is to provide working capital financing and for general corporate purposes. This letter supersedes any and all previous correspondence regarding the financing facility contemplated herein. This approval is subject to and dependent on, the completion to our satisfaction of certain closing items and other events which generally include but are not limited to the following:

1. The execution of legal documentation in form and substance sufficient to and satisfactory to BNYFC and its counsel as required or, in the Opinion of BNYFC, appropriate for the aforementioned credit facility by no later than August 31, 1996 subject to extension to September 30, 1996 in BNYFC's sole discretion.

2. BNYFC obtaining a first priority perfected security interest in all collateral as outlined on the attached Term Sheet, as well as satisfaction to BNYFC of all conditions precedent as outlined on the attached Term Sheet.

3. The payment of an expense deposit of $25,000 ("Deposit") by IASG on issuance of this letter, which shall be used by us to defray any costs and expenses we may pay or incur (or have already paid or have already incurred) in connection with the transaction including any

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          costs or expenses in performing any due diligence deemed necessary or desirable by us in examining, auditing, and appraising your operations, management, financial condition and assets, and/or retaining or employing professionals in connection therewith. Such expenses, for which you agree to be responsible whether or not any such arrangements are approved or closed, include but are not limited to fees for employees, (in the case of BNYFC employees at the rate of $750.00 per person per day, and in the case of non BNYFC employees, such rate as is billed to BNYFC), plus travel and lodging, and computer time expense.

4. The payment of a commitment fee of $70,000 by IASG on issuance of this letter, which payment shall be non-refundable and shall be retained by BNYFC whether or not the transaction is closed. If and when the transaction closes, this fee shall be credited to the Closing Fee, as defined in the attached Term Sheet.

5. The payment to BNYFC of all amounts due at, or by, the inception of the contemplated credit facility.

6. There being no material adverse change in the condition, operation or prospects of the business or in the assets of IASG nor any material damage, destruction or reduction in value of the collateral from the date of BNYFC's due diligence to the date of any future closing, which would impair or alter projected performance of IASG as anticipated by BNYFC or as represented to BNYFC by the management of IASG whether orally or in writing.

7. The final capital and legal structure of IASG and the documents relating to IASG's debt restructuring, must be acceptable to BNYFC.

8. Any other items, documents or events that BNYFC in its sole discretion deems necessary or are customary for transactions of this nature.

If and to the extent that we may use or retain attorneys and/or incur legal fees, costs or expenses in connection with any actions taken by us in connection herewith, including but not limited to the preparation of legal documentation, and/or the evaluation and analysis contemplated hereby and by the Term Sheet, then the payment of any such fees, costs and expenses ("Legal Costs") are your responsibility in addition to the payment of the Deposit, whether or not we close the transaction, and you shall pay us the Legal Costs on demand.

A copy of this letter must be executed by you and returned to our offices along with payment of the Deposit and Commitment Fee no later than June 12, 1996. Otherwise this letter and its provisions shall be automatically revoked and of no force or effect.

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YOU HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND,
ACTION OR CAUSE OF ACTION ARISING UNDER THIS COMMITMENT LETTER, ANY TRANSACTION RELATING HERETO, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

This letter has been delivered to you on a confidential basis with the express understanding that neither it nor its substance will be disclosed, except to those who maintain a confidential relationship with you, or where such disclosure is required by law.

The Terms and Conditions for the credit are outlined on the attached Term Sheet which is hereby made a part hereof.

Lex, we look forward to working with you during the closing process and afterward as a new client of BNY Financial Corporation. If you have any questions in the interim, please do not hesitate to call.

                                   Best regards,
                                   BNY FINANCIAL CORPORATION


                                      /s/ James Belanger
                                   -------------------------------
                                   James Belanger
                                   Assistant Vice President


READ AND AGREED TO:
INTERNATIONAL AIRLINE SUPPORT GROUP, INC.



By:__________________________________

Title: ________________________________

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                                   TERM SHEET


                     REVOLVING LINE OF CREDIT AND TERM LOAN

                          PROPOSED TERMS AND CONDITIONS

                                       AND

                      SUBJECT TO JUNE 7, 1996 COVER LETTER



Borrower:                International Airline Support Group, Inc. ("IASG")

Lender:                  BNY Financial Corporation ("BNYFC")

FINANCING FACILITY
Credit Availability:     Advances and/or Loans in the sole discretion of BNYFC
                         of up to the lesser of I. $ 11,000,000 ("Facility
                         Amount") or II. the sum of (1) up to 85% of eligible receivables; plus (2) the lesser of (a) up to 100% of the cost of eligible inventory plus $500,000 or (b) up to 75% of the liquidation value of eligible inventory or (c) $8,000,000; less Reserves.

                         A Term Loan of up to the lesser of I. $3,000,000 or II. up to 80%, in the discretion of BNYFC, of the liquidation value of aircraft acceptable to BNYFC and domiciled in places other than Kenya; plus 50% of the liquidation value of aircraft acceptable to BNYFC domiciled in Kenya. To the extent aircraft acceptable to BNYFC are sold, Borrower shall be required to repay the Term Loan installments on a pro-rata basis in an amount equal to the formula percentage, ascribed to the aircraft by BNYFC, of the liquidation value of the aircraft sold. Borrower may, no later than 6 months subsequent to the sale of the aircraft, offer to BNYFC additional aircraft in substitution of aircraft sold as collateral for the Term Loan. If BNYFC in its sole discretion is willing to accept such, substitute, BNYFC and IASG will negotiate the terms of such substitution. If Borrower trades an aircraft acceptable to BNYFC for a substitute aircraft and BNYFC does not approve the trade, Borrower will repay the Term Loan installments on a pro-rata basis to the extent of the formula percentage, ascribed to the aircraft by BNYFC, of the liquidation value of the aircraft given in trade. If Borrower trades an aircraft acceptable to BNYFC for a substitute with BNYFC's approval,


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                         Borrower will repay the Term Loan installments on a
                         pro-rata basis by the formula percentage, ascribed to the aircraft by BNYFC, of the amount, if any, by which the substitute aircraft liquidation value falls below the liquidation value of the aircraft offered in trade.

Term Loan Repayment:     Year 1    - $33,333 payable monthly;
                         Year 2    - $41,666 payable monthly;
                         Year 3    - $50,000 payable monthly;
                         Year 4    - $58,333 payable monthly;
                         Year 5    - $66,666 payable monthly;

                         Balance due at the end of five years. Acceleratable if revolving line of credit is terminated or in default.

Collateral:              A first priority perfected security interest in and
                         lien on all of      Borrower's present and future
                         assets wherever located, including, but not limited to
                         accounts, contract rights, all rights to the payment
                         of  money,  instruments,  documents,  chattel  paper,
                         inventory, general intangibles, licenses, trademarks,
                         tradenames, patents, copyrights, securities, fixtures,
                         machinery, equipment,    real estate, aircraft and all
                         other assets and all proceeds and products of the
                         foregoing.
Eligible Accounts
  Receivables:           "Eligible Receivables" shall mean accounts receivable
                         created by     the Borrower in the ordinary course of
                         business arising out of the sale of goods or the provision of services by the Borrower, which are at all times and shall continue to be acceptable to the Lender in all respects, and meet the other eligibility criteria of the Lender. In general, but without limiting the foregoing, some of the eligibility criteria are as follows: (i) at least 50% of the aggregate account balance of receivables due from a customer of the Borrower ("Customer") shall not be more than 60 days past due; (ii) no more than 120 days have elapsed from the invoice date; (iii) no more than 60 days have elapsed from the due date; (iv) the Lender is and continues to be satisfied with the credit standing of the Customer; (v) the goods and services covered by the invoice have been accepted by the Customer and no dispute, offset, defense or counterclaim has been asserted by the Customer; (vi) the Customer is not an affiliate; (vii) all foreign receivables will either be covered by a letter of credit satisfactory to BNYFC or will be from an entity residing in Canada or a U.S.
                         territory and meet BNYFC's eligibility criteria and/or have credit insurance acceptable to BNYFC. In no event will ValuJet Airlines, Inc. receivables in excess of $
                         1,500,000 be eligible.


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Eligible Inventory:      Airplane parts, all of which is in good condition and
                         is readily salable. Additional eligibility criteria to be specified by BNYFC. In general, but without limiting the foregoing, some of the eligibility criteria are as follows: (i) the inventory is not consigned; (ii) the inventory is not considered unusually slow moving or obsolete; (iii) the inventory is held by borrower at adequately insured locations acceptable to BNYFC. A Landlord-Mortgagee Waiver acceptable to BNYFC shall be required for each inventory location; (iv) inventory which resides at overhaul, repair, or FAA certification facilities shall be subject to a 35% reserve against the cost of such inventory.

Borrowing Rate For the
Revolving Credit Facility
and Term Loan:           Bank of New York ("BNY") Alternate Base Rate plus 2.0%.
                         The Alternate Base Rate is defined as the greater of BNY Prime or Fed Funds plus 1/2%.

                         The Borrowing Rate is subject to a premium of 1/2 of 1% per annum if BNYFC, in its sole discretion, permits the level of Loans, Advances and other amounts chargeable to IASG's account to exceed availability by formula for 5 or more days in any month.

Reserves:                The sum of all ineligible receivables, ineligible
                         inventory, contras, disputed items, deductions, allowances, credits, bill and hold and consignment sales, and any other offsets asserted or granted and such additional reserves as are deemed appropriate in BNYFC's sole discretion.

Crossing:                Term Loan, Advances and Loansand all other obligations
                         will be cross-defaulted, cross-collateralized, cross-guaranteed and cross-acceleratable.

Facility Fee:            $7,500 per month.

Closing Fee:             $140,000.

Financial Reporting:     Monthly and fiscal year-end financial statements.

                         Monthly statements to be certified by IASG's Chief Financial Officer and fiscal year-end financial statements must be certified by IASG's Chief Financial Officer and an independent accountant acceptable to BNYFC.

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                         Financial projections, in form, content and at
                         intervals satisfactory to BNYFC.

                         Appraisal updates on Aircraft and Inventory shall be performed semi-annually by an appraisal firm acceptable to BNYFC. Subject to the discretion of BNYFC, Inventory or Aircraft purchases by IASG may require an appraisal before such assets may be included as eligible under the borrowing formula.

ACCOUNTS RECEIVABLE MANAGEMENT FACILITY

Accounts Receivable
 Contract Type:          All sales, on a non-notification full recourse basis,
                         using collection accounting methodology. Collections to go to the BNYFC lockbox.

Collection Days:         Three (3) business days.

OTHER

Term of Facilities:      Five years, renewable annually thereafter, subject to
                         BNYFC standard rights of termination. IASG may terminate at any time provided we receive a) sixty (60) days prior written notice thereof and b) a prepayment fee of 3% of the Facility Amount if terminated in year one, 2% of the Facility Amount if terminated in year two, and 1% of the Facility Amount if terminated in year three or any subsequent year. Prepayments of the term loan to be applied against installments in inverse order of maturity are permitted with no prepayment penalty.

Audits/Due Diligence:    BNYFC may do due diligence examinationsand audit
                         Borrower at any time during normal business hours.
                         Borrower pays all out-of-pocket expenses of BNYFC plus a per diem charge at BNYFC's then standard rate per BNYFC examiner/auditor and charges for outsider examiners/auditors as billed.

Legal Costs:             Borrower pays all legal fees, costs and expense of
                         BNYFC.

Conditions Precedent to
 Funding:                Usual and customary for transactions of this size and
                         nature,   including, but not limited to:

                         Successful conversion of the subordinated notes into equity on terms and conditions acceptable to BNYFC;

                         IASG shall deliver such additional financial information and other information as


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                         requested by BNYFC, which shall be satisfactory to
                         BNYFC;

                         Review of all appraisals and audits relating to environmental compliance, accounts receivable, aircraft, and inventory, all of which must be satisfactory in form and substance and conducted by auditors and consultants satisfactory to BNYFC;

                         No undisclosed liabilities, contingent or otherwise, including without limitation, pension liabilities, environmental, litigation and post-retirement healthcare benefits;

                         Absence of material litigation;

                         At or prior to closing, BNYFC shall have obtained (i) such consents and waivers of third parties as BNYFC and its counsel shall determine are necessary including but not limited to landlord mortgagees and others that might have claims against the Collateral and/or have rights that might impede BNYFC's access to the Collateral; (ii) evidence of such insurance coverage on all Collateral in such amounts, with such insurance carriers, covering such risk and otherwise as may be acceptable to BNYFC and its counsel, and (iii) the issuance of insurance policies evidencing such coverage and that contain Lender's loss payable endorsements naming BNYFC as loss payee, as its interest may appear, in form and substance satisfactory to BNYFC and its counsel, and (iv) title insurance policies satisfactory to BNYFC on all real estate, and (v) current surveys on real estate;

                         At or prior to closing, IASG shall have obtained liability insurance in form and substance acceptable to BNYFC;

                         IASG shall have demonstrated to BNYFC's satisfaction that (i) IASG's operations comply, in all respects deemed material by BNYFC, with all applicable environmental, health and safety statutes and regulations, (ii) its operations are not the subject of any federal or state investigation, evaluation or any remedial action, involving any expenditure deemed material by BNYFC, in conjunction with responding to any release, generation or disposal of any toxic or hazardous waste, and (iii) it has no liability or contingent liability deemed material by BNYFC in connection with the release, generation or disposal of any toxic or hazardous waste;

                         IASG shall deliver to BNYFC opinion of its counsel in form and substance and concerning such matters as BNYFC shall request;


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                         Appropriate governmental licenses;

                         Execution of mutually acceptable, definitive legal documentation.

Financial Covenants:     Covenants, governing general availability under the
                         Financing Facility, will be required and will include, but may not be limited to the following:

                         Minimum Tangible Net Worth, Minimum Working Capital, Minimum Fixed Charge Coverage and other standard covenants regarding business practices, etc.;

                         Prohibition on indebtedness (including guarantees and contingent obligations) other than permitted indebtedness acceptable to BNYFC;

                         Prohibition on mergers, consolidations and acquisitions without prior written approval of BNYFC in its sole discretion;

                         Prohibition on asset sales other than permitted asset sales, acceptable to BNYFC;

                         Limitations on dividends, repurchase of capital stock and any other form of cash distribution;

                         All of the aforementioned to be in form and substance acceptable to BNYFC.

Events of Default:       Usual and customary for facilities of this size, type
                         and purpose, including without limitation: non-payment, misrepresentation, breach of covenant, bankruptcy,
                         ERISA problems, cross defaults, and judgements.


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